                                                                       EXHIBIT 5





                                                                 March 2, 1994

     Duke Power Company
     422 South Church Street
     Charlotte, North Carolina 28242

     Dear Sirs:

              With reference to the filing by Duke Power Company (the Company) of a Registration Statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to a maximum of 19,000,000 shares of Common Stock, without par value, of the Company (the Common Stock), to be offered for sale by The Duke Endowment, I hereby advise you as follows:

              As General Counsel for the Company, I am familiar with the Restated Articles of Incorporation and the By-Laws of the Company, and have made such examination of other corporate records and proceedings and other documents and questions of law as I have considered necessary for the purposes of this opinion.

              Based upon the foregoing, I am of the opinion that the shares of Common Stock to be sold by The Duke Endowment have been duly authorized and validly issued and are fully paid and non-assessable.

              I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement relating to the sale of the Common Stock by The Duke Endowment and I also consent to the use of my name and reference made to me under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                        Very truly yours,

                                    /s/ STEVE C. GRIFFITH, JR.
                                    --------------------------
                                        STEVE C. GRIFFITH, JR.